VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of September 21, 2010 by and between Bayside Capital Partners LLC, a Delaware limited liability company (“Parent”), and the undersigned shareholder (“Shareholder”) of Majestic Capital, Ltd., a Bermuda Company (the “Company”).

Concurrently with the execution and delivery of this Agreement, Parent, Majestic Acquisition Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and the Company are entering into an Agreement and Plan of Merger and Amalgamation (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

As of the date hereof, the Shareholder owns, beneficially or of record, or has complete investment authority over, and has the power to vote and dispose of the number of shares of Common Shares and Class B Shares set forth on Schedule A (the “Owned Shares” and, together with (i) any securities issued or exchanged with respect to such Owned Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure and (ii) any Common Shares or other voting securities of the Company of which the Shareholder acquires beneficial or record ownership after the date hereof and prior to the termination of this Agreement, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise (collectively, together with the Owned Shares, referred to herein as the “Covered Shares”).

In order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to his Covered Shares and certain other matters set forth herein.

In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE 2
AGREEMENT TO VOTE; GRANT OF PROXY

Section 2.01. Agreement To Vote Shares. (a) At any meeting of shareholders of the Company called prior to the termination of this Agreement, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of shareholders of the Company, Shareholder shall, or shall cause the holder of record on any applicable record date to appear at any such meeting or otherwise cause the Covered Shares as to which the Shareholder controls the right to vote to be counted as present thereat for the purpose of establishing a quorum and respond to requests by Parent for written consent, and shall vote all Covered Shares that Shareholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and (ii) any related matter that must be approved by the shareholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b) Shareholder agrees that prior to the termination of this Agreement it will not (and will cause the holder of record on any applicable record date not to) vote any Covered Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Acquisition Proposal (other than the Transaction), (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than the Transaction), (iii) extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company or (iv) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

Section 2.02. Irrevocable Proxy. Shareholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Covered Shares. By entering into this Agreement, Shareholder hereby grants a proxy appointing Parent as the Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in by Section 2.01 hereof as Parent or its proxy or substitute shall, in Parent’s reasonable discretion, deem proper with respect to the Covered Shares to carry out the intent of this Agreement. Except as provided in the following sentence, the proxy granted by Shareholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked automatically and without any further act of Shareholder upon termination of this Agreement in accordance with its terms.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01. Shareholder represents and warrants to Parent that:

Section 3.01.1. Authorization. Shareholder (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

Section 3.02.2. Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Shareholder, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder or any other Person is entitled under, any provision of any material agreement or other instrument binding on Shareholder or (d) result in the imposition of any Lien on any Covered Shares beneficially owned by Shareholder, except for (i) such violations that would not prevent, delay or impair Shareholder from performing Shareholder’s obligations under this Agreement, (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Shareholder from performing Shareholder’s obligations under this Agreement and (iii) such Liens that would not prevent, delay or impair Shareholder from performing Shareholder’s obligations under this Agreement.

Section 3.03.3. Ownership of Owned Shares. (a) Shareholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of all the Owned Shares set forth on Schedule A, all of which are free and clear of any Lien, claim or any other limitation (including any restriction on the right  to vote or otherwise dispose of such shares), in any case, except as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement.

(b) None of the shares of Owned Shares set forth on Schedule A are (or, if unissued, will be upon issuance) subject to any voting trust or other agreement or arrangement with respect to the voting of such shares or options.

Section 3.04.4. Total Owned Shares. Except as set forth on Schedule A (including any Common Shares of the Company issuable upon the exercise or settlement of any securities described on Schedule A), Shareholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05.5. Litigation. As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Shareholder, threatened against Shareholder that questions the validity of this Agreement or any action taken or to be taken by Shareholder in connection with this Agreement.

Section 3.02. Parent represents and warrants to Shareholder that:

Section 3.02.1. Authorization.  Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware has the full limited liability company capacity, right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

Section 3.02.2.  Non-Contravention.  The execution, deliver and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not  (a) violate its Organizational Documents or any applicable law, rule, regulation, judgment, injunction, order or decree binding on Parent, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, or (c) require any other consent or action by any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or any other Person is entitled under, any provision of any material agreement or other instrument binding on Parent, except such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Parent from performing its obligations under this Agreement.

ARTICLE 4
COVENANTS

Section 4.01. Transfer Restrictions. Prior to the termination of this Agreement, Shareholder agrees not to cause or permit any Transfer of any of Covered Shares to be effected, except by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were Shareholder hereunder), as specifically required by court order, to a Governmental Authority in connection with the settlement of a claim by such Governmental Authority presently existing against Shareholder or to satisfy tax obligations with respect to the Covered Shares; provided, however, that nothing contained herein will be deemed to restrict the ability of Shareholder to (i) exercise any stock options of the Company held by Shareholder, (ii) transfer Covered Shares in connection with estate and charitable planning purposes or for the benefit of one or more members of the Shareholder’s immediate family, so long as the transferee, prior to such Transfer, is bound to the fullest extent as if the transferee were Shareholder hereunder, or (iii) by will, or by operation of law, in which case this Agreement shall bind the transferee. Shareholder agrees not to deposit (or permit the deposit of) any Covered Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Covered Shares.  As used herein, the term “Transfer” shall mean any direct or indirect (i) sale, pledge, encumbrance, assignment, tender, grant of an option with respect to, transfer or disposition of any Covered Share or any voting interest in any Covered Share, (ii) grant of any proxy or power of attorney or (iii) entering into an agreement or commitment, whether or not in writing, providing for the sale, pledge, encumbrance, assignment, or grant of an option with respect to, transfer of or disposition of any Covered Share or any interest therein.

Section 4.02. Legending of Shares. If so requested by Parent in respect of any Covered Shares, Shareholder agrees that such Covered Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03. Appraisal Rights. Shareholder agrees not to exercise any rights (including under Section 106 of the Bermuda Companies Act) to demand appraisal of any Covered Shares which may arise with respect to the Transaction.

Section 4.04. Further Assurances. Parent and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments that are requested by the other to carry out the purpose and intent of this Agreement and that are reasonably required for the consummation of the Transaction.

ARTICLE 5
GENERAL PROVISIONS

Section 5.01. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Shareholder to attempt to) limit or restrict Shareholder in his capacity as a director or officer of the Company or any designee of Shareholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to Shareholder solely in his capacity as a shareholder of the Company). No action taken by Shareholder in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise expressly provided herein.

Section 5.03. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04. Termination. This Agreement shall terminate upon the earliest to occur of:

(a) the approval and adoption of the Merger Agreement at the Company Shareholder Meeting;

(b) the termination of the Merger Agreement in accordance with its terms;

(c) the written agreement of Parent and Shareholder; and

(d) the amendment or modification of the Merger Agreement as in effect as of the date hereof to reduce the Transaction Consideration or otherwise change the terms and conditions, taken as a whole, of the Merger Agreement in a way that is materially adverse to the holders of Common Shares.

Section 5.05.  Waivers. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.06. Breach; Survival. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 5.07 through 5.15 of this Agreement will survive the termination of this Agreement.

Section 5.07. Publication. Shareholder authorizes the Company to publish and disclose in any announcement, disclosure or filing required by any Governmental Entity, the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

Section 5.08. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.09. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent; provided that no such assignment shall release Parent of its obligations under this Agreement.  No Person, other than the Parties hereto and their successors and permitted assigns, shall have right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 5.10. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except that the provisions of Section 2.02 shall be construed in accordance with and governed by the laws of Bermuda.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any New York State court or Federal court located in the Southern District of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the State of New York or in any Federal court located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 5.11. Notices. All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Bayside Capital Partners LLC
370 West Park Avenue
Long Beach, New York 11561
Attn:  John Petrilli
Facsimile:  (516) 889-4544
Email:  jpetrilli@lancer-ins.com

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
50 Jericho Quadrangle, Suite 300
Jericho, New York 11753
Attn:  Allan H. Cohen
Facsimile:  (866) 947-2070
Email: acohen@nixonpeabody.com

if to Shareholder, to:

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn:  Peter S. Kolevzon, Esq.
Facsimile:  (212) 715-8288
Email: pkolevzon@kramerlevin.com

Section 5.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.13. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity, without any requirement to post a bond or security of any other type.

Section 5.15.  Interpretation.  The headings and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meanings as defined in this Agreement. All references to Articles, Sections or Schedules contained in this Agreement shall be to Articles, Sections or Schedules of or to this Agreement unless otherwise stated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the word “including” does not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) references to any person include the successors and permitted assigns of that person.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BAYSIDE CAPITAL PARTNERS LLC

By:__________________________________

SHAREHOLDER:

_____________________________________

Schedule A
Securities Beneficially Owned

Common Shares of the Company

Shares of Class B Shares of the Company

Securities Convertible or Exercisable or Exchangeable for Common Shares of the Company